UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 31, 2012

(Date of Report/Date of earliest event reported)

DOMTAR CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-33164	20-5901152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

395 de Maisonneuve Blvd. West

Montreal, Quebec

Canada H3A 1L6

(Address and zip code of principal executive offices)

(514) 848-5555

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of Director

On October 31, 2012, the Board of Directors (the “Board”) of Domtar Corporation (the “Company”) elected Mr. Robert E. Apple to the Board. Mr. Apple has been also appointed to serve on the Human Resources Committee of the Board.

Mr. Apple is the Chief Operating Officer of MasTec, Inc., a national infrastructure construction company active in the engineering, building, installation, maintenance and upgrade of energy, communication and utility infrastructure, and has been in that capacity since 2006. During 2005 and 2006 he also served as President of the MasTec Energy Group. Prior to that, he was the Senior Vice President of Operations for the DIRECTV Group, Inc. Mr. Apple also has significant European experience in various executive capacities from 1989 to 2001 within the Hughes Electronics and Telefonica S.A. organizations in Europe, including as Chief Executive Officer of Hughes Electronics-Spain, and Chief Operating Officer of the Telefonica broadcast satellite company.

Mr. Apple will serve an initial term through the 2013 annual meeting of stockholders, at which time he is expected to stand for election to a full term continuing until the annual meeting of stockholders in 2014.

Mr. Apple, as a non-employee director, will receive the compensation described in the Company’s latest proxy statement as filed with the SEC on March 30, 2012.

There was no arrangement or understanding between Mr. Apple and any other person pursuant to which he was selected as director. There are no family relationships between Mr. Apple and any of the Company’s other directors or executive officers. Mr. Apple does not have any direct or indirect material interest in any transaction which would require disclosure under Item 404(a) of Regulation S-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMTAR CORPORATION (Registrant)

By:	/s/ Razvan L. Theodoru
Name: Razvan L. Theodoru Title: Vice-President, Corporate Law and Secretary

Date: October 31, 2012